CERTIFICATE OF MERGER

OF

WAFERGEN ACQUISITION CORP.
a Delaware corporation

WITH AND INTO

WAFERGEN, INC.
a Delaware corporation

(Pursuant to Section 251(c) of the Delaware General Corporation Law)

The undersigned corporation and WaferGen Acquisition Corp., each organized and existing under and by virtue of the General Corporation Law of the State of Delaware, do hereby certify:

FIRST: WaferGen Acquisition Corp., a Delaware corporation, is being merged into WaferGen, Inc., a Delaware corporation.

SECOND: That an agreement of merger and plan of reorganization (the “Merger Agreement”), whereby WaferGen Acquisition Corp. is merged with and into WaferGen, Inc., has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251(c) of the General Corporation Law of the State of Delaware.

THIRD: That the name of the surviving corporation is WaferGen, Inc.

FOURTH: That the Certificate of Incorporation of WaferGen, Inc. shall be the Certificate of Incorporation of the surviving corporation.

FIFTH: That the merger is to become effective upon filing.

SIXTH: That the executed Merger Agreement is on file at the office of the surviving corporation located at WaferGen, Inc., Bayside Technology Center, 46571 Fremont Blvd., Fremont, California, 94538.

SEVENTH: That a copy of the Merger Agreement will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

EIGHTH: That the shareholders of WaferGen Acquisition Corp. and the shareholders of WaferGen, Inc. each approved the plan of merger as of May 31, 2007.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this certificate as of the 31st day of May, 2007.

WAFERGEN, INC.

By:	/s/ Alnoor Shivji
Name: Alnoor Shivji
Title: Chief Executive Officer